Exhibit 99.1

CERIDIAN ANNOUNCES THE APPOINTMENT OF NEW DIRECTORS

Ronald F. Clarke Appointed to the Board and Compensation Committee

Andrea S. Rosen Appointed to the Board and Audit Committee

Soren L. Oberg Resigns from Board

Minneapolis, MN, July 24, 2018 – Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY), a global human capital management (“HCM”) software company, announced today that its Board of Directors (“Board”) has appointed Ronald F. Clarke and Andrea S. Rosen to the Board effective July 23, 2018. Further, the Board has accepted the resignation of Soren L. Oberg from the Board effective July 22, 2018.

Mr. Clarke fills the vacancy left by Mr. Oberg on the Board and has been appointed to serve as a member of the Compensation Committee of the Board. Ms. Rosen fills one of two remaining vacancies on the Board and has been appointed to serve as a member of the Audit Committee of the Board.

“We are very excited to welcome Ron and Andrea to Ceridian’s Board,” says David Ossip, CEO and Chairman of the Board. “The breadth and depth of their experience and expertise makes them tremendous additions to our Board.” “The members of the Board also would like to thank Soren for his guidance and counsel during the more than 10 years he served on our Board.”

Mr. Clarke is the chief executive officer and chairman of the board of FleetCor Technologies, Inc. He has substantial business and financial expertise and has led FleetCor through extensive growth both domestically and internationally since 2000.

Ms. Rosen is a highly experienced independent corporate director with over 10 years of diverse governance experience in global organizations. In addition, Ms. Rosen has extensive business and financial expertise gained over nearly 25 years in executive roles. She currently serves as a director on the boards of Emera Inc. and Manulife Financial Corporation.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize the management of the entire employee lifecycle, including attracting, engaging, paying, deploying and developing people. Ceridian has solutions for organizations of all sizes. Visit www.ceridian.com or follow us @Ceridian.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com